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                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration No. 333-121263

                    FINAL TERMS NO. 1708 DATED 21 AUGUST 2007

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $1,000,000.00 GLOBAL AS BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE AS15,000,000,000 GLOBAL AS BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL AS BONDS DUE 2017,
    CURRENTLY TOTALING AS929,455,000 (AS929,455,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the accompanying prospectus dated November 1, 2002 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute A "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

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1.   (i)  Issuer:                 Queensland Treasury Corporation

     (ii) Guarantor:              The Treasurer on behalf of the Government of
                                  Queensland

2.   Benchmark line:              2017
                                  (to be consolidated and form a single series with QTC 6% Global AS Bonds due 14 September,
                                  2017, ISIN US748305BG31)

3.   Specific Currency or         AUD ("AS")
     Currencies:

4.   (i)   Issue price:           100.336%

     (ii)  Dealers' fees and      No fee or commission is payable in respect of
           commissions paid by    the issue of the bond(s) described in these
           Issuer:                final terms (which will constitute a "pricing
                                  supplement" for
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                                  purposes of any offers or sales in the United
                                  States or to U.S. persons). Instead, QTC pays fees and commissions in accordance with the procedure described in the QTC Offshore and Onshore Fixed Interest Distribution Group
                                  Operational Guidelines.

5.   Specified Denominations:     AS1,000

6.   (i)   Issue Date:            22nd August 2007

     (ii)  Record Date            6 March/6 September. Security will be
           (date on and from      ex-interest on and from 7 March/7 September
           which security is
           Ex-interest):

     (iii) Interest Payment       14 March/14 September
           Dates:

7.   Maturity Date:               14 September 2017

8.   Interest Basis:              6 per cent Fixed Rate

9.   Redemption/Payment Basis:    Redemption at par

10.  Change of Interest Basis     Not Applicable
     or Redemption/Payment
     Basis:

11.  (i)   Status of the Bonds:   Senior and rank pari passu with other senior,
                                  unsecured debt obligations of QTC

     (ii)  Status of the          Senior and ranks pari passu with all its other
           Guarantee:             unsecured obligations

12.  Method of distribution:      Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.  Fixed Rate Note
     Provisions Applicable

     (i)   Rate(s) of Interest:   6 percent per annum payable semi-annually in
                                  arrears

     (ii)  Interest Payment       14 March and 14 September in each year up to
           Date(s):               and including the Maturity Date

     (iii) Fixed Coupon           AS30 per AS1,000 in nominal amount
           Amount(s):

     (iv)  Determination          Not Applicable
           Date(s):

     (v)   Other terms relating   None
           to the method of
           calculating
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           interest for Fixed
           Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14.  Final Redemption             AS1,000 per bond of AS1,000 Specified
     Amount:                      Denomination (N.B. If the Final Redemption
                                  Amount is different from 100% of the nominal value the Notes will be derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the Prospectus Directive Regulation will apply and the Issuer will prepare and publish a supplement to the prospectus supplement)

15.  Early Redemption             Not Applicable
     Amount(s) payable on
     redemption for taxation
     reasons or on event of
     default and/or the method
     of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.  Form of Bonds:               Permanent Global Note not exchangeable for
                                  Definitive Bonds

17.  Additional Financial         Not Applicable
     Centre(s) or other
     special provisions
     relating to Payment
     Dates:

18.  Talons for future Coupons    No
     or Receipts to be
     attached to Definitive
     Bonds (and dates on which
     such Talons mature):

19.  Other terms or special       Not Applicable
     conditions:

                                  DISTRIBUTION

20.  (i)   If syndicated, names   Not Applicable
           and addresses of
           Managers and
           underwriting
           commitments:

     (ii)  Date of Dealer         21st August 2007
           Agreement:

     (iii) Stabilizing            Not Applicable
           Manager(s)
           (if any):
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21.  If non-syndicated, name      Deutsche Capital Markets Australia Ltd
     and address of relevant      Level 18, Grosvenor Place
     Dealer:                      225 George Street
                                  Sydney NSW 2000

22.  Whether TEFRA D or TEFRA     TEFRA Not Applicable
     C rules applicable or
     TEFRA rules not
     applicable:

23.  Additional selling           Not Applicable
     restrictions:
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LISTING APPLICATION

     These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the AS15,000,000,000 Global AS Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By: /s/ Illegible
    ---------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

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1.   LISTING AND ADMISSION TO
     TRADING

(i)  Listing:                     Bourse de Luxembourg.

(ii) Admission to trading:        Application has been made for the bonds to be
                                  admitted to trading on the regulated market of the Bourse de Luxembourg with effect from the Issue Date.

2.   RATINGS

     Ratings:                     The bonds to be issued have been rated:

                                  S&P:     AAA
                                  Moody's: Aaa

                                  An obligation rated 'AAA' by S&P has the
                                  highest credit rating assigned by Standard &
                                  Poor's. The obligor's capacity to meet its
                                  financial commitment on the obligation is
                                  extremely strong.
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                                  Obligations rated Aaa by Moody's are judged to
                                  be of the highest quality with minimal credit risk.

                                  A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.

3.   INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.   REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)  Reasons for the Offer:       See "Use of Proceeds" section in the prospectus
                                  supplement.

(ii) Estimated net proceeds:      Not Applicable.

(iii) Estimated total expenses:   Not Applicable.


5.   YIELD

     Indication of yield:         6.31%

                                  Calculated as 7 basis points less than the yield on the equivalent AS Domestic Bond issued by the Issuer under its Domestic AS Bond Facility on the Trade Date.

                                  The yield is calculated on the Trade Date on the basis of the Issue Price. It is not an indication of future yield.

6.   OPERATIONAL INFORMATION

(i)  ISIN Code:                   US748305BG31

(ii) Common Code:                 027594204

(iii) CUSIP Code:                 748305BG3

(iv) Any clearing system(s)       Not Applicable
     other than Depositary
     Trust Company, Euroclear
     Bank S.A./N.V. and
     Clearstream Banking,
     societe anonyme and the
     relevant identification
     number(s):
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(v)  Delivery:                    Delivery free of payment

(vi) Names and addresses of       Not Applicable
     additional Paying
     Agent(s) (if any):
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